                                                               EXHIBIT 2.2




                                SUPPLY AGREEMENT

                         FINAL FINISHED PHARMACEUTICALS

                                    BETWEEN

                          SB PHARMCO PUERTO RICO INC.
                                 SUBSIDIARY OF
                             SMITHKLINE BEECHAM PLC

                                      AND

                         JONES MEDICAL INDUSTRIES, INC.

                                      FOR

                                    TRIOSTAT
                      [LIOTHYRONINE SODIUM INJECTION (T3)]







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                               TABLE OF CONTENTS
                                SUPPLY AGREEMENT
                         FINAL FINISHED PHARMACEUTICALS


                                                                       Page
                                                                       ----

Background                                                              1

Article 1 - Definitions                                                 1

Article 2 - Orders, Pricing, Payment and Conformance                    3

        2.1 Exclusivity and Requirements
        2.2 Forecasts and Orders
        2.3 Price; Payment and Shipment
        2.4 Acceptance
        2.5 Testing; Certificate of Analysis and Conformance

Article 3 - Warranties, Covenants and Indemnification                   5

        3.1 General Warranty and Indemnification
        3.2 Manufacture of the Product
        3.3 Regulatory Matters
        3.4 Other General Representations
        3.5 Complaints and Recalls
        3.6 Adverse Experience Reports
        3.7 Insurance

Article 4 - Term and Termination                                        11

Article 5 - Confidentiality                                             12

Article 6 - Miscellaneous                                               13

        6.1 Corporate Organization and Authority
        6.2 Public Announcements
        6.3 Force Majeure
        6.4 Amendment and Waiver
        6.5 Governing Law
        6.6 Successors and Assigns
        6.7 Nature of Agreement
        6.8 Notice




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        6.9 Entire Agreement
        6.10 Counterparts
        6.11 Survival of Representations
         612 Guaranty



                                  EXHIBITS


Exhibit A - Product and Specifications
Exhibit B - Prices
Exhibit C - SB Quality Assurance Requirements



















                                     iii
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                                SUPPLY AGREEMENT
                         FINAL FINISHED PHARMACEUTICALS
                                  Triostat(R)



      This is a Supply Agreement for Final Finished Pharmaceuticals (as defined below) ("Agreement") effective as of June 27, 1997, by and between SmithKline Beecham Pharmaceuticals, division of SB Pharmco Puerto Rico Inc., a Commonwealth of Puerto Rico corporation, having a place of business at Road 172KM 9.1 BO Certenejas, Cidra, Puerto Rico 00639 ("SB"), SmithKline Beecham Corporation ("Vendor"), an Affiliate of SB, and Jones Medical Industries, Inc., a Delaware corporation having a place of business at 1945 Craig Road, St. Louis, Missouri 63146 ("BUYER");

                                   BACKGROUND

           A. Vendor and BUYER have entered into an Asset Purchase Agreement dated June 27, 1997 (the "APA"), pursuant to which Vendor is, among other things, transferring to BUYER certain rights to products known as Triostat(R), containing liothyronine sodium injection (T3) as the sole active ingredient and assets relating thereto, including the FDA-approved New Drug Application for Triostat, NDA #20-105;

           B. SB has manufactured Triostat for Vendor and has the appropriate registrations, approvals, facilities and the ability to continue to manufacture Products pursuant to the NDA;

           C. In connection with the APA, BUYER desires to purchase Triostat from SB in final finished package form as specified in EXHIBIT A ("Products");

           D. SB desires to manufacture and supply Product to BUYER, subject to the terms and conditions of this Agreement.

           NOW, THEREFORE, in consideration of the foregoing premises and the promises herein, the parties, intending to be legally bound, agree as follows:

                            ARTICLE I - DEFINITIONS

      Where used in this Agreement the following words or phrases shall have the meanings set forth below unless the context otherwise requires:

      1.1 Affiliate when used to indicate a relationship with any Person means any other Person directly or indirectly controlling, controlled by or under common control with such


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Person.  For purposes hereof, the term "controlled" (including the terms
"controlled by" and "under common control with"), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

     1.2 Adverse Experiences shall mean the definitions as set forth in Section 3.6.

     1.3 Applicable Laws shall mean all applicable foreign, federal, state and local laws, ordinances, rules and regulations of any kind whatsoever, including without limitation, the United States Federal Food, Drug and Cosmetic Act.

     1.4 Damages shall mean any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto (including interest which may be imposed in connection therewith).

     1.5 FDA shall mean the United States Food and Drug Administration or comparable state or local authority.

     1.6 Final Finished Pharmaceutical(s) shall mean the Product(s) packaged in final form and ready for sale by BUYER to BUYER's ultimate customer.

     1.7 cGMP shall mean current good manufacturing practices of the FDA, as set forth in 21 C.F.R. Parts 210 and 211 and all applicable rules, regulations, guides and guidances.

     1.8 NDA shall mean the New Drug Application Number 20-105 for the Product filed by Vendor with the FDA and all subsequent submissions thereto.

     1.9 Person shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

     1.10 Price shall mean the prices set forth in EXHIBIT B.

     1.11 Product(s) shall mean Triostat in the Final Finished
Pharmaceutical(s) form(s) listed in EXHIBIT A.

     1.12 SB Quality Assurance Requirements shall mean the requirements set forth in EXHIBIT C.

     1.13 Specifications shall mean the requirements and standards pertaining to the Product as set forth in EXHIBIT A.



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     1.14 Territory shall mean the United States, its possessions and territories, including  Puerto Rico, and Canada.

       ARTICLE 2 - ORDERS, PRICING, PAYMENT AND CONFORMANCE

     2.1 Exclusivity and Requirements.   SB shall sell Product exclusively to
BUYER for sale in the Territory and shall supply all of BUYER's reasonable requirements of Product in the Territory. SB covenants and agrees that it will not manufacture Product for sale or resale in the Territory by any Person other than BUYER.

     2.2    Forecasts and Orders.

            (a) Orders and forecasts for Product shall be in full lot sizes, as defined in EXHIBIT A, or full multiples thereof.

            (b) Simultaneously with the execution of this Agreement for the period remaining in the current calendar year and then by October lst of each year during the term of this Agreement, BUYER shall provide SB with a 12 month forecast to run from January 1st to December 31st of the next calendar year of BUYER's estimated full lot requirements of the Product, which forecast will be updated every three (3) months. The first three (3) months of each rolling 12-month forecast or updated forecast shall be a binding order against which SB is authorized to manufacture, and which BUYER is required to purchase.

            (c) SB agrees to deliver the Product in such full lot quantities and on such delivery dates as are specified in BUYER's forecast. SB will use reasonable commercial efforts to meet BUYER's revised forecasts and orders to the extent different from the most recent forecasted requirements for the Product for said period.

                 BUYER will bear the reasonable out-of-pocket costs incurred by SB in connection with any delay in the shipment of the Product caused by BUYER's rescheduling of shipping dates.

            (d) BUYER is not obligated to buy any specific amount of Product under this Agreement and shall be obligated to purchase only those quantities for which it has submitted a binding order.

            (e) BUYER shall, however, upon expiration or termination of this Agreement be obligated to buy reasonable quantities (based on BUYER's forecasts) of raw materials and packaging components in the possession of SB used solely in the manufacture of Product under this Agreement. Upon


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

                 expiration or termination of this Agreement, SB shall provide BUYER with a listing of all raw materials and packaging components in the possession of SB and used by SB solely in the manufacture of Product together with the costs thereof.

     2.3    Price; Payment; Shipment.

            (a) The price for the Product ordered is set forth in EXHIBIT B, F.O.B. SB manufacturing site, freight collect. Risk of loss in transit shall lie with BUYER. SB may adjust the price annually to account for any reasonable increase in the direct cost of labor and materials, with such increase not to exceed the annual percentage increase in the Consumer Price Index ("CPI"), as published by the U.S. Department of Labor on a national basis using 1996 as the base year.

            (b) BUYER agrees to pay SB for the Product as set forth above, net thirty (30) days from date of invoice.

            (c) SB hereby covenants that it will use reasonable efforts to assure that all shipments of Product ordered by BUYER pursuant hereto are shipped timely in accordance with the directions of BUYER.

     2.4 Acceptance. Within thirty (30) days after receipt of any Product and the COA (as defined below) provided for such Product, BUYER shall perform such samplings and tests as it deems appropriate, if any, using validated test methods described in the NDA to determine whether the Product meets the Specifications. If BUYER wishes to reject any shipment, BUYER shall within such thirty (30) days' time, inform SB in writing of its refusal to accept the lot(s), and the reasons therefor. Any Product not rejected within such thirty
(30) day period shall be deemed accepted. In the event that BUYER rejects any shipment, SB, upon confirmation of the reasons for rejection, shall use reasonable efforts to replace the rejected Product within the shortest possible time with Product which meets the Specifications and SB shall deliver such replacement Product, at its sole cost and expense, to BUYER. If so requested by BUYER, rather than replacing the noncomplying Product, SB shall credit the account of BUYER for all such rejected Product. In addition, SB shall, at its sole cost and expense, arrange for all such noncomplying Product to be picked up promptly and destroyed in accordance with all Applicable Laws. BUYER shall have no responsibility to SB for the purchase price of noncomplying Product.
If SB and BUYER do not agree on the rejection of Product, then either party may refer the matter for final analysis to a specialized laboratory of national reputation reasonably acceptable to both parties for the purpose of determining whether the Product meets Specifications. Any determination by such laboratory shall be binding upon both parties. SB shall retain "batch retention samples" of all Products manufactured by SB as required by all Applicable Laws. SB shall furnish BUYER with a sample of the "batch retention samples" on request.


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     2.5 Testing; Certificate of Analysis and Conformance - SB shall provide a
Certificate of Analysis and Conformance ("COA") to BUYER with each shipment of Product.

       ARTICLE 3 - WARRANTIES, COVENANTS AND INDEMNIFICATION

     3.1    General Warranty and Indemnification.

            (a) SB represents and warrants that (i) the Product is and will be manufactured in accordance with the NDA, the Specifications, and with cGMPs, (ii) at the time of delivery of the Product to BUYER, the Product will (A) be free from defects in materials and workmanship, (B) not be adulterated or misbranded within the meaning of the U.S. Federal Food, Drug, and Cosmetic Act (the "Act"), (C) not be an article which may not, under the Act, be introduced into interstate commerce, and (D) be in compliance with all Applicable Laws,
                 (iii) upon delivery of any Product pursuant hereto, good title to such Product shall be conveyed to BUYER free and clear of any and all claims, liens and encumbrances of any kind, and
                 (iv) unless otherwise mutually agreed upon by the parties, any and all Product delivered to BUYER shall have a shelf life of at least twenty (20) months from the date of delivery, unless the date of delivery has been delayed due to acts of BUYER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, SB MAKES NO EXPRESS OR IMPLIED WARRANTY AS TO THE MERCHANTABILITY OF THE PRODUCT, OR AS TO ITS FITNESS FOR A PARTICULAR PURPOSE AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. After the expiration of the initial term, as defined in Section 4.1 below, BUYER shall not be entitled to incidental, indirect or consequential damages, including damages from loss of profits, loss of use or loss of goodwill as a result of any breach of warranty by SB.

            (b) In the event that any Product is quarantined or recalled, or is subject to stop-sale action, whether voluntary or by governmental action, it is agreed and understood that any expenses, including reasonable fees of any experts or attorneys that may be utilized by either party, government fines or penalties, related to such recall, quarantine or stop-sale, shall be borne by BUYER unless it is determined that SB has breached its obligations or warranties under this Agreement and such breach is the basis upon which said recall, quarantine or stop-sale was initiated. Said determination may be made by mutual agreement of the parties following examination and review of all records pertinent to the manufacture of the Product subject to such recall.

            (c) SB and Vendor jointly and severally covenant and agree to defend, indemnify and hold BUYER and its Affiliates, directors, employees and agents harmless from and against any and all Damages to the extent arising out of or with respect to (i) the fault or negligence of SB; or (ii) any misrepresentation or breach of warranty of SB contained in this Agreement or in any exhibit or schedule hereto, or in any other statement, certificate or document furnished or to be furnished to BUYER pursuant hereto or in connection with the transactions contemplated hereby; or (iii) any breach of a covenant or obligation of SB contained in this Agreement.

            (d) BUYER agrees to defend, indemnify and hold SB and its Affiliates, directors, employees and agents harmless from and against any Damages to the extent arising out of or with respect to (i) fault or negligence of BUYER; or (ii) any misrepresentation or breach of warranty of BUYER contained in this Agreement; or (iii) any breach of a covenant or obligation of BUYER contained in this Agreement.

            (e) No party against whom a claim of indemnity is made under this Agreement shall be liable unless the party making such claim shall (i) notify the indemnifying party of such claim in a timely manner upon becoming aware of the existence or threatened existence of any such claim giving rise to or which may give rise to a claim of indemnity, and (ii) cooperate in the defense of such claim.

      3.2   Manufacture of the Product.

            (a) For and during the term of this Agreement, SB shall manufacture, package, label, test, prepare for shipment and ship Product to BUYER at the times and in the quantities set forth by BUYER. SB shall manufacture Product at its facility in Cidra, Puerto Rico and will deliver the Product to BUYER at all times in full compliance with the NDA, all Applicable Laws, the Specifications, cGMPs and SB Quality Control Requirements. SB shall maintain all records as are necessary and appropriate to demonstrate compliance with cGMPs. In addition, SB shall retain a copy of the NDA at its facility for reference purposes. SB shall promptly notify BUYER of any and all problems with respect to any batches of Product manufactured by SB, which have or could reasonably be expected to have adverse regulatory compliance and/or reporting consequences concerning Product.

            (b) The Product shall be labeled, prepared and packed by SB for shipment in full compliance with the approved NDA, all Applicable Laws, and in accordance with the provisions of this Agreement. All Products shall be stored and shipped by SB in such a manner (whether by refrigeration or otherwise) as shall be necessary to maintain and insure the integrity and stability of the Product. To the extent permitted by the NDA and all Applicable Laws, BUYER's name shall be shown (in a format reasonably acceptable to BUYER) on the label as the distributor of the Product. Lot numbers shall be affixed by SB on the containers for the Product and on each shipping card in accordance with Applicable Laws and SB's customary practice.

            (c) BUYER shall use its best efforts to transfer manufacture of the Product to its own facility, or that of a third party, and to obtain regulatory approval of the transfer within two (2) years after the effective date of this Agreement. Upon BUYER's request, SB agrees to reasonably cooperate with BUYER to transfer the technology and know-how to manufacture the Product to BUYER or a third party selected by BUYER. SB shall provide reasonable assistance with respect to the transfer of the NDA to BUYER's facility or to such other facility as BUYER may request, including without limitation, corresponding with the FDA as may be reasonably requested by BUYER.

                 BUYER will perform, at its own expense, all studies required by FDA in connection therewith and shall prepare, or have prepared, a supplemental NDA and/or a drug master file seeking authorization for the transfer and shall diligently seek approval of such authorization.

            (d) BUYER shall have the right, on reasonable advance notice and during normal business hours once per year during the term of this Agreement, or more than once per year in the event that BUYER reasonably believes that SB is not in substantial compliance with the provisions of this Agreement, to inspect and audit SB's facilities and operations to confirm compliance with the covenants contained in this Agreement.

            (e) SB shall provide all active and inactive raw materials, components, packaging, inserts, containers, labeling, release testing, quality control, equipment, labor, and other necessary services and materials, as part of the price for Product.

      3.3   Regulatory Matters

            (a) As soon as the NDA has been transferred to BUYER, BUYER shall file all required reports and maintain the NDA in good standing during the term of this Agreement. SB shall, within all time limits required by Applicable Laws, furnish BUYER with all information and reports in its


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

                 possession which may be required in order to enable BUYER to maintain the NDA as herein set forth.

            (b) SB shall maintain all regulatory and governmental permits, licenses and approvals that may be necessary to manufacture and ship the Product to BUYER.

            (c) During the term of this Agreement, SB will be responsible for any reporting of matters regarding the manufacture of Product to the FDA in accordance with pertinent laws and regulations. SB shall furnish copies of such reports to BUYER. SB shall also advise BUYER of any occurrences or information which arise out of SB's manufacturing activities which have or could reasonably be expected to have adverse regulatory compliance and/or reporting consequences concerning Product.

            (d) SB shall be responsible for handling and responding to any FDA or other governmental agency inspections with respect to the manufacture of the Product during the term of this Agreement. SB shall provide to BUYER any information reasonably requested by BUYER and all information requested by any governmental agency in connection with any governmental inspection related to the Product.

            (e) Except as otherwise provided herein, SB will obtain the advance written consent of BUYER for changes relating to the manufacturing process of the Product or relating to any of the materials, functions, or controls of the Product.

     3.4 Other General Representations. (a) SB and Vendor represent and warrant that: (i) each of SB and Vendor has the corporate power to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement and the performance of SB's and Vendor's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of SB and Vendor, and no other corporate proceedings on the part of SB or Vendor are necessary to authorize such execution, delivery and performance, (iii) this Agreement has been duly executed by SB and by Vendor and constitutes the valid and binding obligation of SB and Vendor enforceable against them in accordance with its terms, and
(iv) the execution of this Agreement and consummation of the transactions contemplated hereby will not result in the violation of, or conflict with, any of the terms and provisions of the articles of incorporation or by-laws of SB or Vendor or of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over SB, Vendor, the Products or SB's ability to manufacture Products for BUYER, or of any indenture or other agreement, written or oral, to which SB or Vendor may be a party.


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          (b) BUYER represents and warrants that (i) BUYER has the corporate power to enter into this Agreement and to carry out its obligations hereunder,
(ii) the execution and delivery of this Agreement and the performance of BUYER'S obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of BUYER, and no other corporate proceedings on the part of BUYER are necessary to authorize such execution, delivery and performance, (iii) this Agreement has been duly executed by BUYER and constitutes the valid and binding obligation of BUYER enforceable against it in accordance with its terms, and (iv) the execution of this Agreement and consummation of the transactions contemplated hereby will not result in the violation of, or conflict with, any of the terms and provisions of the articles of incorporation or by-laws of BUYER or of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over BUYER.

    3.5   Complaints and Recalls.

          (a) Product Complaints - Product complaint reports concerning manufacture of Product received by BUYER will be faxed (and followed immediately by mailing the same by overnight courier, postage prepaid) within 2 business days to:

                        SmithKline Beecham Pharmaceuticals
                        One Franklin Plaza
                        Philadelphia, PA 19101
                        Attn: Vice President Quality Assurance
                        Telephone No.: (215) 751-4067
                        Fax: (215) 751-6172

               Product complaint reports received by SB will be faxed (and followed immediately by mailing the same by overnight courier, postage prepaid) within 2 business days to:

                        Jones Medical Industries, Inc.
                        1945 Craig Road
                        P.O. Box 46903
                        St. Louis, MO  63146
                        Attn:  G. Andrew Franz
                        Telephone No.:  (314) 576-6100
                        Fax:  (314) 469-5749



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                 with a copy to:

                          Edward A. Chod, Esq.
                          Greensfelder, Hemker & Gale, P.C.
                          10 South Broadway
                          2000 Equitable Building
                          St. Louis, Missouri  63102
                          Telephone No.: (314) 241-9090
                          Fax No.: (314) 241-8624


            (b) SB will promptly investigate all complaints associated with the manufacture of Product and provide a written summary to BUYER. BUYER will investigate all other Product complaints associated with the Product and provide a written summary to SB. BUYER also will provide a written response on each complaint to each complaint with a copy to SB.

            (c) Recalls - In the event SB should be required to initiate a recall, field alert, product withdrawal or field correction pursuant to any Product provided under this Agreement, SB shall immediately notify BUYER in writing. In the event that BUYER believes that a recall, field alert, product withdrawal, or field correction is necessary for Product provided under this Agreement, BUYER shall so notify SB. SB will be responsible for all costs and expenses associated with any recall field alert, product withdrawal or field correction arising from SB's negligence or failure to abide by the provisions of this Agreement.

     3.6 Adverse Experience Reports. BUYER and SB shall, upon execution of this Agreement, apprise the other party of the standard operating procedures for the investigation and reporting of adverse experiences regarding its products. The parties shall then promptly develop and agree upon procedures for the reporting to each other adverse experiences concerning the Product.
The parties shall immediately implement such agreed procedures and shall provide each other on a regular basis with any appropriate information which enables the other party to meet its regulatory obligations in the territories in which it is commercializing or developing Product or which is relevant to the safe use of the Product. The agreed procedures will be reviewed jointly on a regular basis or when there is a change in regulations governing adverse experience reporting. For purposes of this section, "adverse experience(s)" shall mean any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment.

     3.7 Insurance. During the term of this Agreement, SB and BUYER shall maintain their own respective comprehensive general liability, property damage insurance, and product


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

liability insurance with respect to the Product, in such amounts (not less than $10,000,000) and with such scope of coverage as are adequate to cover the obligations under this Agreement and as are appropriate for companies of like size, taking into account the scope of activities contemplated herein. BUYER and SB shall, at the request of the other, provide the other with proof of such insurance.



                        ARTICLE 4 - TERM AND TERMINATION

     4.1 This Agreement shall have an initial term of two (2) years commencing on the date first set forth above, unless earlier terminated as provided in this Agreement. If, at the end of the initial term, BUYER has not received approval to manufacture the Product at its own facility, or at a third party facility, the term may be extended by BUYER for up to one additional year. Buyer shall use its best efforts to transfer manufacture of the Product to its own facility or to that of a third party within two (2) years after the effective date of this Agreement.

     4.2 Subject to the provisions of Section 4.4 hereof, either party may terminate this Agreement by giving ninety (90) days written notice to the other party if the other party is in material breach of any term of this Agreement and fails to cure that breach within such ninety (90) day period.

     4.3 This Agreement may be terminated upon thirty (30) days' prior written notice by either party at any time during this Agreement if the other party shall file in any court pursuant to any statute of any government in any country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets; or if any other party proposes a written agreement of composition for extension of its debts; or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after filing thereof; or if the other party shall be a party to any dissolution or liquidation, or if the other party shall make a general assignment for the benefit of its creditors; or if the other party is subject to any final order of debarment which can be reasonably expected to have a material adverse effect on the sales of the Product.

     4.4 (a) Notwithstanding anything in this Agreement to the contrary, in the event that any dispute or alleged default arises with respect to this Agreement, then prior to any termination of this Agreement, the institution of litigation between the parties, or SB ceasing to manufacture and supply Product to BUYER the parties shall mediate such dispute pursuant to the provisions of paragraph (b) of this Section 4.4. Pending the outcome of any such mediation, the provisions of this Agreement shall continue in full force and effect and the parties shall continue to perform their obligations hereunder.


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


     (b)  (i)   A dispute shall be submitted to mediation by written notice to the other party. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator will be designated by the American Arbitration
                Association ("AAA") at the request of a party. Any mediator so designated must be acceptable to both parties.

          (ii) The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

          (iii) The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings.

          (iv) Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.

     4.5 Upon expiration or termination, SB will deliver and BUYER shall promptly pay SB for all inventory of Products, raw materials, components and works in progress as set forth in Section 2.2(e) of this Agreement. SB shall also deliver to BUYER, copies of all records relating to the NDA and to the manufacture of Product that have not already been provided pursuant to the Asset Purchase Agreement. Notwithstanding the foregoing, all binding orders for Product (in accordance with forecasts) which are received by SB prior to the expiration of this Agreement shall be filled by SB in a timely manner in accordance with the provisions of this Agreement.

                          ARTICLE 5 - CONFIDENTIALITY

     5.1 SB shall use the same efforts to maintain the confidentiality of any proprietary or confidential information regarding the manufacture or sale of the Products as SB uses with respect to its own prescription pharmaceutical products; provided, however, that any such confidential or proprietary information (a) may be used by SB in performing its obligations under this Agreement, (b) may be shared, subject to execution of a confidentiality agreement, with potential third party manufacturers of the Products which are approved in writing by BUYER, and (c) may be disclosed, subject to execution of a confidentiality agreement, with potential purchasers of rights outside the Territory to product lines for which liothyronine sodium injection (T3) is an active ingredient; provided that no information specific to Purchaser shall be disclosed in such context.

     5.2 SB's obligations hereunder shall not apply to information which: (i) is already in the public domain at the time of disclosure; (ii) becomes part of the public domain through no action or omission of SB after disclosure to the receiving party; (iii) has been or is disclosed to SB in good faith by a third party who was or is not, at the time of disclosure, under any obligation of confidence to BUYER at the time the third party disclosed such information; or
(iv) is required to be disclosed by law.

     5.3 This Article 5 shall survive expiration or termination of this Agreement for a period of ten (10) years.

                           ARTICLE 6 - MISCELLANEOUS

     6.1 Corporate Organization and Authority. Each party represents and warrants that it is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction wherein it is organized, and that it has all necessary power and authorization to assume the obligations under this Agreement, and to discharge them pursuant to the terms hereof.

     6.2 Public Announcements. The parties hereto agree that no disclosure or public announcement with respect to this Agreement or any of the transactions contemplated by this Agreement shall be made by any party hereto without the prior written consent of the other parties hereto provided, however, that nothing herein contained shall restrict SB or BUYER from making any public announcement of the transactions contemplated by this Agreement to the extent that it, in its sole discretion reasonably exercised, is of the view that such announcement is required or deemed advisable in order to (i) meet its obligations under the securities laws or stock exchange requirements in the United Kingdom or the United States of America or (ii) maintain consistency with respect to prior disclosures; provided further that prior to making such announcement, the party making it shall provide particulars thereof in writing to the other parties. Notwithstanding the foregoing, BUYER may disclose this Agreement and the transactions contemplated hereby, to the extent reasonably necessary, in connection with any registration of the Product with any state, Federal or other governmental agency. With respect to an announcement under item (ii) above, no such announcement shall be made by a party without the written consent of the other party, which said consent shall not be unreasonably withheld; provided, however, if no response is received from the other party within two (2) days after notice of the announcement is given by the first party, then the other party shall be deemed to have consented to such announcement.

     6.3 Force Majeure. Neither party shall be liable to the other if, and to the extent, that the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such party, including, but not limited to, government legislation, fires, floods, explosions, epidemics, accidents, acts of God, wars, riots, strikes, lockouts or other concerted acts of workers and/or acts of government. The party claiming an event of force majeure shall promptly notify the other party in writing, and provide full particulars of the cause or event and the date of first occurrence thereof, as soon as possible after the event and also keep the other party informed of any further developments. The party so affected shall use its best efforts to remove the cause of nonperformance, and both the parties shall resume performance hereunder with the utmost dispatch when such cause is removed unless this Agreement is previously expired or terminated under Article 4 hereof.

     6.4 Amendment and Waiver. This Agreement may be amended only by a writing which specifically states that such an amendment is its purpose and which is signed by both parties. No course of dealing between the parties or failure by either party to exercise any right or remedy hereunder shall constitute an amendment to this Agreement or a waiver of any other right or remedy or the later exercise of any right or remedy.

     6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the Commonwealth of Pennsylvania without regard to its rules for conflicts of law.

     6.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without first receiving the prior written consent of the other party hereto which consent shall not be unreasonably withheld, except that either party may assign and delegate its rights and duties hereunder without obtaining such consent (i) any Affiliate or subsidiary of such party, or (ii) to any party or entity which acquires substantially all of the business or assets of such party if such party guarantees the performance of the acquiring party and the acquiring party expressly assumes the assigning party's obligations hereunder. No assignment of this Agreement or of any rights or obligations hereunder shall relieve the assigning party of any of its obligations or liability hereunder.

     6.7 Nature of Agreement. In operating under the Agreement, each party shall act independently and this Agreement shall not be construed as creating any partnership, joint venture or incorporated business entity. Neither party shall have any authority to incur any liability or obligation whatsoever on behalf of the other.

     6.8 Notice. Any notice, direction or other instrument required or permitted to be given to SB hereunder shall be in writing and may be given by delivering the same or sending the same by telecommunication (and followed immediately by mailing the same by certified or registered U.S. first class mail, return receipt requested, postage prepaid) addressed to SB as follows:


          To:   SmithKline Beecham Pharmaceuticals
                One Franklin Plaza
                Philadelphia, PA 19102
                Attn: Senior VP Worldwide Business Development

                Telephone No.: 215-751-3197
                Fax: (215)-751-4253

          Copy to:      SmithKline Beecham Corporation
                        One Franklin Plaza
                        Philadelphia, PA 19102
                        Attn: General Counsel, U.S.
                        Telephone No.: (215) 751-5066
                        Fax: (215) 751-5355


     Any notice, direction or other instrument required or permitted to be given to BUYER hereunder shall be in writing and may be given by delivering the same or sending the same by telecommunication (and followed immediately by mailing the same by certified or registered U.S. first class mail, return receipt requested, postage prepaid) addressed to BUYER as follows:

          To:   Jones Medical Industries, Inc.
                1945 Craig Road
                P.O. Box 46903
                St. Louis, MO  63146
                Attn:  Michael T. Bramblett
                Telephone No.:  (314) 576-6100
                Fax:  (314) 469-5749

          Copy to:    Greensfelder, Hemker & Gale, P.C.
                      10 S. Broadway, Suite 2000
                      St. Louis, MO  63102
                      Attn:  Edward A. Chod
                      Telephone No.: (314) 241-9090
                      Fax:  (314) 241-8624


     Any such notice, direction or other instrument, if delivered, shall be deemed to have been given on the date on which it was delivered and if transmitted by telecommunication shall be deemed to have been given at the opening of business in the office of the addressee on the Business Day next following the transmission thereof.

     Any party hereto may change its address for service from time to time by notice given to the other parties hereto in accordance with the foregoing.

     6.9 Entire Agreement. This Agreement and the agreements and documents referred to herein constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede, on the effective date hereof, all prior and contemporaneous agreements, representations and understandings of the parties in connection herewith. No agent of either party is authorized to make any representation, promise, or warranty not contained in this Agreement.

     6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

     6.11 Survival of Representations. Each of the representations and warranties made in this Agreement shall survive the execution hereof and the closing of the transactions contemplated hereby.

     6.12 Guaranty. In consideration of BUYER entering into the APA and performing its obligations thereunder and hereunder, Vendor hereby guarantees payment and performance of all liabilities, obligations and commitments of SB under this Agreement.



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     IN WITNESS WHEREOF, the parties hereto have affixed hereunto their authorized signature as follows:

JONES MEDICAL INDUSTRIES, INC.         SB PHARMCO PUERTO RICO INC.
                                       DIVISION OF SMITHKLINE BEECHAM PLC


By:______________________________      By:_______________________________
           (signature)                               (signature)
Name:____________________________      Name: Donald F. Parman
                                       Title:  Secretary
Title:___________________________



                                       SMITHKLINE BEECHAM CORPORATION


                                       By:_______________________________
                                               (signature)
                                       Name:_____________________________

                                       Title:____________________________















                                     17